Exhibit 4.98

Fourth Amendment

to the Exclusive Requiem Online License and Distribution Agreement

This Amendment is made and entered into on this 26th day of October, 2011 (hereinafter referred to as “Effective Date”) by and between Gravity Co., Ltd. (hereinafter referred to as “Licensor”) and Gravity Interactive, Inc. (hereinafter referred to as “Licensee”).

RECITALS

WHEREAS, Licensor and Licensee (“Parties” collectively) entered into an Exclusive Requiem Online License and Distribution Agreement (“the Agreement”) dated 21st day of February, 2008, First Amendment to The Exclusive Requiem Online License and Distribution Agreement (“First Amendment”) dated 1st day of December, 2009, Second Amendment to The Exclusive Requiem Online License and Distribution Agreement (“Second Amendment”) dated 1st day of March, 2010, and Third Amendment to The Exclusive Requiem Online License and Distribution Agreement (“Third Amendment”) dated 16th day of June, 2011.

WHEREAS, both Parties to the Agreement now desire to amend the Agreement as set forth below;

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, Licensor and Licensee agree as follows:

1.	Local Language

The Article 1.9 of the Agreement shall be amended as following language and this amended article shall be effective from 26th October, 2011.

1.9	“Local Language” shall mean the English and Korean as used in the Territory.

2.	Territory

The Article 1.20 of the Agreement shall be amended as following language and this amended article shall be effective from 26th October, 2011.

1.20	“Territory” shall mean all the world except for the licensed territories (“Licensed Territories”) in which Licensor has already granted a license regarding the service of Requiem Online game to 3rd parties before the Effective Date as defined above, provided that, without further agreement between Licensor and Licensee, Territory shall further include Licensed Territories, in which the license will expire or will be terminated, after the expiration or termination of such license.

As of Effective Date as above, Licensed Territories are as follows:

1) The Russian Federation, the CIS countries (Armenia, Azerbaijan, Belarus, Kyrgyzstan, Moldova, Tajikistan, Turkmenistan,
Uzbekistan),	and also Georgia, Kazakhstan, Ukraine, Estonia, Latvia and Lithuania

2) Philippines

3) Taiwan, Hong Kong and Macao

3.	Continuing Effectiveness of the Agreement

Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

IN WITNESS WHEREOF, the Parties have executed this Amendment on the day and year first above-written.

Gravity Co., Ltd.	Gravity Interactive, Inc.

By:	By:

Name: Hyun Chul Park	Name: Yoshinori Kitamura
Title: CEO	Title: CEO
Date:	Date: